Exhibit 99.1

COMMUNICATION INTELLIGENCE CORPORATION

FOR IMMEDIATE RELEASE

CIC to Raise $2.2 Million in Financing and

Announces Changes in Management

Cash Infusion Aimed at Accelerating Partner Integration

and Completing Launch of SaaS/Cloud Capabilities

Redwood Shores, CA, December 9, 2010 — Communication Intelligence Corporation (“CIC” or the “Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the financial industry and the recognized leader in biometric signature verification, announced today that it has entered into definitive agreements with Phoenix Venture Fund LLC (“Phoenix”), one of its principal stockholders, and others to provide approximately $2.2 million in working capital to the Company. CIC also announced that William Keiper has become Acting President and Chief Operating Officer and Andrea Goren has become Acting Chief Financial Officer. Guido DiGregorio, CIC’s former President and Chief Operating Officer, and Frank Dane, CIC’s former Chief Financial Officer and Chief Legal Officer, have resigned from the Company effective December 7, 2010, but remain available to support the Company as required. Philip Sassower remains Chairman and CEO of the Company.

Mr. Keiper has served as Chairman of the Board, Chief Executive Officer and President of numerous public and private companies, including Hypercom Corporation and Artisoft. Mr. Keiper specializes in working with investors and Boards of Directors in resolving issues related to business continuity, performance and sustainable value creation. Mr. Goren is a member of CIC’s Board of Directors and Managing Director and Chief Financial Officer of Phoenix. Mr. Goren possesses over 15 years experience in working with small to midsize businesses as an executive, private equity investor and Board of Directors member.

“Guido DiGregorio and Frank Dane have served CIC faithfully for over a decade and we thank them for their years of service to the Company,” said Phillip Sassower, Chairman and CEO of the Company.  “CIC is fortunate to have been the pioneer in electronic signature solutions and to have an enviable list of blue chip customers and partners. With the recent announcement of our SignatureOne® Console™ and our planned SaaS/Cloud deployments, we believe our company now possesses the most complete, flexible and easy to implement suite of electronic signature solutions available on the market. We are giving a clear priority to partner integrations and sales, so as to leverage their established distribution channels and accelerate our revenues. With a more stable economy, growing IT budgets, strong technology offering and our well-defined go-to-market strategy, we feel that CIC, which was recapitalized and made free of indebtedness in August 2010, is uniquely positioned to improve its performance. For these reasons, Phoenix remains committed to CIC and has agreed to provide additional funding in this round of financing.”

275 SHORELINE DRIVE #500 • REDWOOD SHORES • CA 94065 USA • TEL: 650-802-7888 • FAX: 650-802-7777

“We also want to welcome William Keiper to CIC,” continued Mr. Sassower. “Will has a wealth of experience that will prove invaluable to CIC as we pursue our primary objective of fostering strong partner relationships. Andrea Goren and I will work closely with Will in managing CIC over the short term and in indentifying a permanent management team that can lead CIC to profitability.”

Pursuant to the financing, CIC will issue approximately $2.2 million of Series C Participating Convertible Preferred Stock (the “Offering”). The Offering is expected to close by year-end following stockholder approval. The Series C Preferred will rank senior to all outstanding shares of CIC capital stock in terms of dividends and liquidation preferences. The Series C Preferred will be convertible into the Company’s common stock at an initial conversion price of $0.0225 per share. The Offering is conditioned upon, among other things, the approval by the Company’s stockholders of amendments to CIC’s certificate of incorporation and the satisfaction of customary closing conditions. If the Offering is consummated, it is anticipated that Phoenix will own approximately 68% of the Company’s common stock on a fully diluted basis. Detailed information regarding the Offering is available in the consent solicitation statement filed today with the Securities and Exchange Commission.

About CIC

Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature products to the Financial Industry and the recognized leader in biometric signature verification.  CIC enables companies to achieve truly paperless workflow in their eBusiness processes by providing multiple signature technologies across virtually all applications in SaaS and fully deployed on-premise delivery models.  CIC-based solutions afford Straight Through Processing (STP) which enhances the customer experience and significantly reduces costs through paperless, virtually error free electronic transactions together with significant business cycle compression.

Financial Industry leaders including AGLA, Allstate, American Family, Charles Schwab, JP Morgan Chase, Nationwide (UK), Prudential, Snap-on Credit, Travelers, Wachovia, Wells Fargo and WFG (World Financial Group) chose CIC’s products to meet their needs. CIC has deployments with over 400 channel partners and enterprises worldwide representing millions of end users.  CIC sells directly to enterprises and through system integrators, channel partners and OEMs.  CIC is headquartered in Redwood Shores, California.  For more information, please visit our website at http://www.cic.com

About Phoenix

Phoenix is a private equity fund that specializes in making concentrated investment in publicly traded companies in North America. Phoenix is co-managed by Philip Sassower, CEO, and Andrea Goren, Managing Director. Mr. Sassower is currently Chairman and CEO of CIC.

Forward Looking Statements

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC

Investor Relations & Media Inquiries:

Chantal Eshghipour

650-802-7740

investorrelations@cic.com

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PR#553